Exhibit 99.1

Rogers Corporation CFO David Mathieson Announces Plan to Retire at Year End

ROGERS, Conn.--(BUSINESS WIRE)--October 28, 2015--Rogers Corporation (NYSE:ROG), a global leader in engineered materials solutions, announced today that Vice President of Finance and Chief Financial Officer, David Mathieson, is retiring effective December 31, 2015. The Company expects to announce Mathieson’s successor shortly.

Bruce Hoechner, Rogers’ President and Chief Executive Officer commented, “I want to thank David for his financial leadership during his service with Rogers. Since joining us out of early retirement in May 2014 he assisted us at a critical point during our successful acquisition of Arlon, helped us restructure our debt, raised our visibility in the capital markets and further developed our global finance organizational capabilities. We wish him all the best as he returns to his retirement.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, safety and protection applications as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

CONTACT:
Investor Contact:
Rogers Corporation
William J. Tryon, 860-779-4037
Director, Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorp.com